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                                  EXHIBIT 21

                                 SUBSIDIARIES


       Name                                 Jurisdiction of Incorporation
       ----                                 -----------------------------

       Patterson Dental Supply, Inc.                  Minnesota

       Direct Dental Supply Co.                       Nevada

       Patterson Dental Canada, Inc.                  Canada